SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  ------------


                                    Form 8-K
              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           Commission File No. 1-10308

                                  ------------

                          July 9, 1999 (June 30, 1999)
               (Date of Report (date of earliest event reported))


                               Cendant Corporation
             (Exact name of Registrant as specified in its charter)

         Delaware
(State or other jurisdiction                                    06-0918165
    of incorporation or                                     (I.R.S. Employer
       organization)                                     Identification Number)

     9 West 57th Street
     New York, New York                                           10019
(Address of principal executive                                 (Zip Code)
          office)

                                 (212) 413-1800
              (Registrant's telephone number, including area code)

                                 Not Applicable
       (Former name, former address and former fiscal year, if applicable)

Item 2.       Disposition of Assets

              References  to   "Cendant",   "Company"  and  "we"  means  Cendant
              Corporation and its subsidiaries.

              On June 30, 1999, we announced the completion of the disposition of our Fleet Management Segment, which includes PHH Vehicle Management Services Corporation, Cendant Business Answers (Europe) Plc, The Harpur Group, Ltd. and Wright Express Corporation, pursuant to an agreement between PHH Corporation ("PHH"), a wholly-owned subsidiary of the Company, and Avis Rent A Car, Inc. ("ARAC"). Pursuant to the agreement, ARAC acquired our Fleet Management Segment through the repayment in cash of $1.44 billion of assumed intercompany debt and the issuance of $360 million of convertible preferred stock of Avis Fleet Leasing and Management Corporation ("Avis Fleet"), a wholly-owned subsidiary of ARAC to PHH Corporation, a wholly-owned subsidiary. The convertible preferred stock of Avis Fleet is convertible into common stock of ARAC at our option upon the satisfaction of certain conditions, including the per share price of ARAC Class A common stock equaling or exceeding $50 per share and the Fleet Management Segment attaining certain EBITDA (earnings before interest, taxes, depreciation and amortization) thresholds, as defined. There are additional circumstances upon which the shares of Avis Fleet convertible preferred stock are automatically or mandatorily convertible into ARAC common stock. The transaction follows a competitive bidding process undertaken by Chase Securities Inc., our financial advisor.

              We beneficially own approximately 19% of the currently outstanding Class A common stock of ARAC and have four designees on the ARAC Board of Directors. If all of the Avis Fleet convertible preferred stock was converted into common stock of ARAC, then we would own approximately 34% of ARAC's outstanding common equity (although our voting interest would be limited, in most instances, to 20%). We also license the Avis trademark to ARAC pursuant to a 50-year master license agreement and receive royalty fees based upon 4% of ARAC revenue, escalating to 4.5% of ARAC revenue over a 5-year period. In addition, we operate the telecommunications and computer processing system which services ARAC for reservations, rental agreement processing, accounting and fleet control for which we charge ARAC at cost. We also entered into certain licensing and services agreements with ARAC and Avis Fleet in connection with the aforementioned Fleet Management Segment disposition.

              We account for our investment in ARAC utilizing the equity method and expect to record an after-tax gain of approximately $700 million from the transaction in the second quarter of 1999.

              Completion of the transaction was a condition to the previously announced "Dutch Auction" tender offer by Cendant Stock Corporation, a wholly-owned subsidiary of the Company, to purchase 50 million shares of our common stock from existing shareholders at prices of not greater than $22.50 per share nor less than $19.75 per share.

              Reference is made to our Form 8-K filed with the Securities and Exchange Commission on June 22, 1999, which includes our unaudited pro forma consolidated financial statements (i) for the year ended December 31, 1998 and (ii) as of and for the three months ended March 31, 1999, giving effect to the disposition of our Fleet Management Segment and the purchase of 50 million shares of our common stock pursuant to the aforementioned "Dutch Auction" tender offer.

              Reference  is  also  made  to  Exhibit   99.1  herein,   which  is
              incorporated by reference in its entirety.

Item 5.       OTHER EVENTS

              On June 30, 1999, we announced that at our July Board of Directors' meeting we intend to reduce the size of our Board of Directors from 17 to 14 members following the resignations of three Directors. Robert P. Rittereiser, Craig R. Stapleton and E. John Rosenwald, Jr., all of whom previously served on the Board's Litigation Committee, have resigned following a vote by shareholders on May 27, 1999 to eliminate the Committee. Reference is made to Exhibit 99.2 herein, which is incorporated by reference in its entirety.


Item 7.       EXHIBITS


Exhibit
  No.     Description
-------- -----------------------------------------------------------------------

99.1 Press Release: Cendant Corporation Completes Divestiture of Fleet Segment; Avis Rent A Car, Inc. Acquires the Company's Fleet Segment for $1.8 Billion

99.2 Press Release: Cendant Corporation Announces Board Changes; Company Will Reduce Size of its Board from 17 to 14 Directors

                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereunto duly authorized.


                               CENDANT CORPORATION



                               BY: /s/ David M. Johnson
                                       David M. Johnson
                                       Senior Executive Vice President and
                                       Chief Financial Officer




   Date:   July 9, 1999

                               CENDANT CORPORATION
                           CURRENT REPORT ON FORM 8-K
                    REPORT DATED JULY 9, 1999 (JUNE 30, 1999)


                                  EXHIBIT INDEX



EXHIBIT
  NO.    DESCRIPTION
------   ----------------------------------------------------------------------

99.1 Press Release: Cendant Corporation Completes Divestiture of Fleet Segment; Avis Rent A Car, Inc. Acquires the Company's Fleet Segment for $1.8 Billion

99.2 Press Release: Cendant Corporation Announces Board Changes; Company Will Reduce Size of its Board from 17 to 14 Directors